Exhibit 99.(c)(24)

MANNING & NAPIER FUND, INC.

ARTICLES SUPPLEMENTARY

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: Pursuant to Section 2-208 of the Maryland General Corporation Law and the authority granted to the Board of Directors of the Corporation (the “Board”) in the Corporation’s Articles of Incorporation, the Board has duly adopted resolutions classifying (a) one billion (1,000,000,000) shares of the Corporation’s one billion, five hundred seventeen million, five hundred thousand (1,517,500,000) authorized, but unclassified and unissued, shares as World Opportunities Series Class A; and (b) one hundred million (100,000,000) shares of the Corporation’s remaining five hundred seventeen million five hundred thousand (517,500,000) authorized, but unclassified and unissued, shares as Real Estate Series Class A.

THIRD: Upon filing for record these Articles Supplementary, the Corporation has (a) the authority to issue one billion two hundred million (1,200,000,000) shares authorized, classified and designated as World Opportunities Series Class A and one hundred million (100,000,000) shares authorized, classified and designated as Real Estate Series Class A; and (b) four hundred seventeen million five hundred thousand (417,500,000) authorized, but unclassified and unissued, shares.

FOURTH: The shares classified as World Opportunities Series Class A and Real Estate Series Class A pursuant to the Board resolution set forth in Article SECOND have been classified by the Board pursuant to authority and power contained in the Corporation’s Articles of Incorporation, and shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Corporation’s Articles of Incorporation.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the          day of November, 2008.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[Seal]

Attest:

/s/ Jodi L. Hedberg
Jodi L. Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President